Exhibit 99.1
OpenText Appoints Ayman Antoun as Chief Executive Officer
Proven global technology leader to drive disciplined growth in cloud modernization and enterprise AI
Waterloo, ON, January 29, 2026 — OpenText Corporation (NASDAQ: OTEX) (TSX: OTEX) (“OpenText” or the “Company”) today announced that its Board of Directors (“Board”) has appointed Ayman Antoun as Chief Executive Officer and a member of the Board, effective April 20, 2026.
Mr. Antoun brings more than three decades of global technology, operating discipline and transformation leadership to OpenText, built over a seasoned career in the information technology industry. As President of IBM Americas, he led the company’s largest and most complex business across the U.S., Canada, and Latin America. During his tenure at IBM, he drove major advancements in cloud, infrastructure, cybersecurity, cognitive solutions and digital modernization.
“The Board is very pleased to welcome Ayman to OpenText, and as we look ahead to the Company’s future, the Board believes that he is the best leader to drive shareholder value by growing revenue in our core Enterprise Information Management for training Agentic AI business,” said P. Thomas Jenkins, Executive Chairman and Chief Strategy Officer, OpenText. “Ayman’s deep enterprise technology and software expertise and decades of leading large-scale global transformations will be a catalyst for OpenText’s next phase of growth.”
Mr. Antoun succeeds James McGourlay, who continues to serve as Interim CEO, following a thoughtful search process. Upon the transition, Mr. McGourlay will move to a role within the Executive Leadership Team at OpenText and P. Thomas Jenkins, currently serving as OpenText’s Executive Chair and Chief Strategy Officer, will return to the role of Chair of the Board.
“On behalf of the Board, I would like to thank James for his steadfast leadership as Interim CEO and for the strong results we are realizing by his commitment to our clients. I look forward to welcoming Ayman back home to Kitchener-Waterloo, where he grew up and went to school at the University of Waterloo, and to work with him, our Board and Executive Leadership Team as OpenText continues to advance its strategy,” added Mr. Jenkins.
“The Board’s CEO Search Committee conducted a thorough CEO search, assessing a strong and diverse slate of global candidates against the Company’s strategic direction to identify the right leadership fit,” said David Fraser, Lead Independent Director, OpenText, and Co-Chair of the CEO Search Committee. “We were impressed by Ayman’s experience leading major technology organizations, particularly in cloud and digital modernization, along with strong international relationships across public and private sectors. It became clear in our conversations with Ayman that he is uniquely positioned to advance the Company’s leadership in enterprise AI during our pivotal phase of growth.”
Ayman Antoun, incoming Chief Executive Officer, OpenText, said, “OpenText’s core product portfolio, which is the foundation for training agentic AI, combined with its worldwide client base offers the Company a competitive advantage as trusted data is now essential to how economies, nations and businesses operate around the world. I am energized by the opportunity to lead OpenText into its next chapter and look forward to working with the Board and leadership team to accelerate the Company’s growth strategy and deliver long-term shareholder value.”
About Ayman Antoun
Mr. Antoun held numerous executive roles over 35 years at IBM, most recently serving as President of IBM Americas from 2020 to 2023, and before that as President of IBM Canada and General Manager, Global Technology Services. He was also Senior Vice President of Business Market Sales at Bell Canada from 2013 to 2015. Mr. Antoun currently serves as a board member of TD Bank and CAE. He holds a Bachelor of Science in Electrical Engineering from the University of Waterloo and is a graduate of the Harvard Business School’s Executive program in financial analysis, business management and strategic planning.
For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com
Michelle Kelly
Corporate Communications
Open Text Corporation
publicrelations@opentext.com

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About OpenText
OpenText™ is a global leader in secure information management for AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for AI. Learn more at www.opentext.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further, readers should note that we may announce information using our website, press releases, securities law filings, public conference calls, webcasts and the social media channels identified on the Investors section of our website (https://investors.opentext.com). Such social media channels may include the Company's or our executive's blog, Twitter account or LinkedIn account. The information posted through such channels may be material. Accordingly, readers should monitor such channels in addition to our other forms of communication.